UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COHERENT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notice of Annual Meeting
of Stockholders

March 4, 2015

8:00 a.m.

Crowne Plaza Hotel
4290 El Camino Real
Palo Alto, CA 94306

MATTERS TO BE VOTED ON:

1.
To elect the seven directors named in the proxy statement;
2.
To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 3, 2015;
3.
Advisory vote to approve executive officer compensation; and
4.
To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on January 13, 2015 are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Santa Clara, California	Sincerely,
January 29, 2015

John R. Ambroseo President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held
on March 4, 2015

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy card.

PROXY STATEMENT

General Information About the Meeting

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Coherent, Inc. for use at the Annual Meeting of Stockholders (the "Annual Meeting" or "meeting") to be held at 8:00 a.m., local time, on March 4, 2015 at the Crowne Plaza Hotel at 4290 El Camino Real, Palo Alto, CA 94306, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our telephone number is (408) 764-4000. These proxy solicitation materials were first mailed on or about January 29, 2015 to all stockholders entitled to vote at the Annual Meeting.

Who May Vote at the Meeting?

You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the close of business of our record date, January 13, 2015 (the "Record Date"). On the Record Date, 24,741,701 shares of our common stock, $0.01 par value, were issued and outstanding.

What Does Each Share of Common Stock I Own Represent?

On all matters, each share has one vote, unless, with respect to Proposal 1 regarding the election of directors, cumulative voting is in effect. See "Election of Directors—Vote Required" for a description of cumulative voting rights with respect to the election of directors.

How Does a Stockholder Vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. If you are entitled to vote, you may do so as follows:

•
Through your broker:  If your shares are held through a broker, bank or other nominee (commonly referred to as held in "street name"), you will receive instructions from them that you must follow to have your shares voted. If you want to vote in person, you will need to obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

•
In person:  Attend the Annual Meeting and, if you request, we will give you a ballot at the time of voting. If you have previously submitted a proxy card, you must notify us at the Annual Meeting that you intend to cancel your prior proxy and vote by ballot at the meeting.

•
Returning a Proxy Card:  Simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If your signed proxy card is received before the Annual Meeting, the designated proxies will vote your shares as you direct.

•
Using the Telephone:  Dial toll-free at 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card.

•
Through the Internet:  go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card.

For telephone or Internet use, your vote must be received by 11:59 P.M. Eastern Time on March 3, 2015 to be counted.

If you return a signed and dated proxy card without marking any voting directions, your shares will be voted "for" the election of all seven nominees for director and "for" all other proposals.

Matters to be Presented at the Meeting

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion. The cost of this solicitation will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition, proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

GENERAL INFORMATION

Revoking Your Proxy

If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must (i) advise the Corporate Secretary in writing at our principal executive offices at 5100 Patrick Henry Dr., Santa Clara, California 95054 before the proxies vote your shares at the meeting, (ii) timely deliver later-dated proxy instructions or (iii) attend the meeting and vote your shares in person.

Attendance at the Annual Meeting

All stockholders of record as of the Record Date may attend the Annual Meeting. Please note that cameras, recording devices and similar electronic devices will not be permitted at the Annual Meeting. No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending. Additionally, to attend the meeting you will need to bring identification and proof sufficient to us that you were a stockholder of record as of the Record Date or that you are a duly authorized representative of a stockholder of record as of the Record Date. For directions to attend the Annual Meeting or other questions, please contact Investor Relations by telephone at (408) 764-4110 no later than 5:00 p.m. (California time) on March 3, 2015.

Quorum; Abstentions; Broker Non-Votes

Our bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date constitute a quorum at meetings of stockholders. Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes.

A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote because the nominee does not have discretionary voting power with respect to the proposal and has not received instructions with respect to the proposal from the beneficial owner. Abstentions will not be taken into account in determining the outcome of the election of directors and will have no effect on the outcome of Proposals Two and Three. We intend to separately report abstentions and our Compensation and H.R. Committee will generally view abstentions as neutral when considering the results of Proposal Three. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of any proposal.

Deadline for Receipt of Stockholder Proposals

In order to submit stockholder proposals for the annual meeting to be held in 2016 for inclusion in the Company's proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("SEC Rule 14a-8"), written materials must be received by the Corporate Secretary at the Company's principal office in Santa Clara, California no later than October 1, 2015.

Stockholder proposals must otherwise comply with the requirements of SEC Rule 14a-8.

Proposals must be addressed to: Bret DiMarco, Corporate Secretary, Coherent, Inc., 5100 Patrick Henry Dr., Santa Clara, California 95054. Simply submitting a proposal does not guarantee its inclusion.

Section 2.15 of the Company's bylaws also establishes an advance notice procedure with regards to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly from the floor at any Annual Meeting. To be properly brought before the Annual Meeting to be held in 2016, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary (see above), no later than the close of business on the 45th day (December 15, 2015), nor earlier than the close of business on the 75th day (November 15, 2015), prior to the one year anniversary of the date these proxy materials were first mailed by us unless the annual meeting of stockholders is held prior to February 2, 2016 or after May 3, 2016, in which case, the proposal must be received by us not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the tenth day following public announcement of the date the annual meeting will be held and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. We have not received any notice regarding any such matters to be brought at the meeting on March 4, 2015.

If a stockholder who has notified us of his or her intention to present a proposal at an Annual Meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting. The Chair of the Annual Meeting has the final discretion whether or not to allow any matter to be considered at the meeting which did not timely comply with all applicable notice requirements.

If a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company's Board, see the procedures discussed in "Proposal One—Election of Directors—Board Meetings and Committees—Process for Stockholders to Recommend Candidates for Election to the Board of Directors."

The attached proxy card grants to the proxyholders discretionary authority to vote on any matter raised at the Annual Meeting, including proposals which are timely raised at the meeting, but did not meet the deadline for inclusion in this proxy statement.

GENERAL INFORMATION

Eliminating Duplicative Proxy Materials

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Coherent common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders.

We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may write us at 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations, or contact our Investor Relations department by telephone at (408) 764-4110.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting our distribution agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Broadridge will remove such stockholder from the Householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To participate during the voting season, registered stockholders may follow the instructions when voting online.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Coherent with the Securities and Exchange Commission ("SEC"), the sections of this proxy statement entitled "Report of the Audit Committee of the Board of Directors" (to the extent permitted by the rules of the SEC) and "Compensation Discussion and Analysis" shall not be deemed to be so incorporated (other than in our annual report on Form 10-K), unless specifically provided otherwise in such filing.

FURTHER INFORMATION

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our annual report on Form 10-K for the fiscal year ended September 27, 2014 without exhibits and any amendments thereto on Form 10-K/A upon request of such stockholder made in writing to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations. We will also furnish any exhibit to the annual report on Form 10-K if specifically requested in writing. You can also access our SEC filings, including our annual reports on Form 10-K, and all amendments thereto filed on Form 10 K/A, on the SEC website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 4, 2015

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at the Annual Meeting.

PROPOSAL ONE    ELECTION OF DIRECTORS

Nominees

Seven (7) members of our Board of Directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director if elected. If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified or until his or her earlier resignation or removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The names of the nominees, all of whom are currently directors standing for re-election, and certain information about them as of December 31, 2014 are set forth below. All of the nominees have been unanimously recommended for nomination by the Board acting on the unanimous recommendation of the Governance and Nominating Committee of the Board. The committee consists solely of independent members of the Board. There are no family relationships among directors or executive officers of Coherent.

Name	Age	Director Since	Principal Occupation

John R. Ambroseo	53	2002	President and Chief Executive Officer
Jay T. Flatley(3)	62	2011	President and Chief Executive Officer of Illumina, Inc.
Susan M. James(1)(2)	68	2008	Retired Audit Partner, Ernst & Young
L. William Krause(2)(3)	72	2009	President of LWK Ventures
Garry W. Rogerson(1)(2)	62	2004	Former Chief Executive Officer of Advanced Energy Industries, Inc.
Steve Skaggs(1)	52	2013	Senior Vice President and Chief Financial Officer of Atmel Corporation
Sandeep Vij(3)	49	2004	Former President and Chief Executive Officer of MIPS Technologies, Inc.

(1)
Member of the Audit Committee.

(2)
Member of the Governance and Nominating Committee.

(3)
Member of the Compensation and H.R. Committee.

Except as set forth below, each of our directors has been engaged in his or her principal occupation set forth above during the past five years.

John R. Ambroseo. Mr. Ambroseo has served as our President and Chief Executive Officer as well as a member of the Board of Directors since October 2002. Mr. Ambroseo served as our Chief Operating Officer from June 2001 through September 2002. Mr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Photonics Group from September 2000 to June 2001. From September 1997 to September 2000, Mr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Laser Group. From March 1997 to September 1997, Mr. Ambroseo served as our Scientific Business Unit Manager. From August 1988, when Mr. Ambroseo joined us, until March 1997, he served as a Sales Engineer, Product Marketing Manager, National Sales Manager and Director of European Operations. Mr. Ambroseo received a Bachelor degree from SUNY-College at Purchase and a PhD in Chemistry from the University of Pennsylvania.

Mr. Ambroseo's status as our Chief Executive Officer, his over 26 year tenure with Coherent, his extensive knowledge of our products, technologies and end markets and his over a decade of service as a director of Coherent make him an invaluable member of our Board of Directors.

Jay T. Flatley. Since 1999 Mr. Flatley has served as Chief Executive Officer and a member of the Board of Directors of Illumina, Inc., a leading developer, manufacturer and marketer of life science tools and integrated systems for the analysis of genetic variation and function. From 1999 to December 2013, Mr. Flatley also served as Illumina's President. Prior to joining Illumina, Mr. Flatley was President, Chief Executive Officer, and a member of the Board of Directors of Molecular Dynamics, Inc., a Nasdaq-listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. Additionally, he was a co-founder of Molecular Dynamics and served in various other positions there from 1987 to 1994. From 1985 to 1987, he was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

Mr. Flatley's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the board of another publicly held company, and his years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Susan M. James. Ms. James originally joined Ernst & Young, a global accounting services firm in 1975, serving as a partner from 1987 until her retirement in June 2006, and as a consultant from June 2006 to December 2009. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge for the audit work for a significant number of technology companies, including Intel Corporation, Sun Microsystems, Inc., Amazon.com, Inc., Autodesk, Inc. and the Hewlett-Packard Company, as well as for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. She is a certified public accountant (inactive) and

PROPOSAL ONE ELECTION OF DIRECTORS

a member of the American Institute of Certified Public Accountants. Ms. James also serves on the boards of directors of Applied Materials, Inc., a manufacturing equipment, services and software company, Yahoo! Inc., an Internet technology company, and Tri-Valley Animal Rescue, a non-profit corporation dedicated to providing homes for homeless pets. Ms. James holds Bachelor's degrees in Mathematics from Hunter College and Accounting from San Jose State University.

Ms. James' years in the public accounting industry, her service on the boards and committees of a number of other publicly held companies and her years of service as a director of Coherent make her an invaluable member of our Board of Directors.

L. William (Bill) Krause. Since 1991, Mr. Krause has served as President of LWK Ventures, a private advisory and investment firm. In addition, Mr. Krause served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990 and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Brocade Communications Systems, Inc., a networking solutions and services company and CommScope Holding Company, Inc., a networking infrastructure company. Mr. Krause previously served as a director for the following public companies: Core-Mark Holding Company, Inc., Packeteer, Inc., Sybase, Inc. and TriZetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel.

Mr. Krause's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several companies, his service on the boards and committees of a number of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Garry W. Rogerson. Mr. Rogerson has served as Coherent's Chairman of the Board since June 2007. Since September 2014, Mr. Rogerson has been a private investor. From August 2011 to September 2014, Mr. Rogerson was Chief Executive Officer and a member of the Board of Directors of Advanced Energy Industries, Inc., a provider of power and control technologies for thinfilm manufacturing and solar-power generation, after which he has agreed to serve as a special advisor for a period of time. He was Chairman and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, from February 2009 and 2004, respectively, until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian's Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Mr. Rogerson received an honours degree and Ph.D. in biochemistry as well as an honorary doctoral science degree from the University of Kent at Canterbury.

Mr. Rogerson's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the board of another publicly held company, and his years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Steve Skaggs. Since May 2013, Mr. Skaggs has served as Senior Vice President and Chief Financial Officer of Atmel Corporation, a leading designer, developer and supplier of microcontrollers. Mr. Skaggs joined Atmel in September 2010 and served as Senior Vice President, Corporate Strategy and Development until his appointment as interim Chief Financial Officer in April 2013. Mr. Skaggs has more than 20 years of experience in the semiconductor industry, including serving as President, Chief Executive Officer and Chief Financial Officer of Lattice Semiconductor, a supplier of programmable logic devices and related software. From 2008 to September 2010, Mr. Skaggs was employed as an independent management consultant, providing strategic advisory and consulting services to clients. From 2005 to 2008, Mr. Skaggs served as Chief Executive Officer of Lattice Semiconductor, a supplier of programmable logic devices and related software, and also served as President of Lattice from 2003 to 2005 and as Chief Financial Officer of Lattice from 1996 to 2003. He was also previously a member of the Board of Directors of Lattice. Prior to Lattice, Mr. Skaggs was employed by Bain & Company, a global management consulting firm, where he specialized in high technology product strategy, mergers and acquisitions and corporate restructurings. Mr. Skaggs holds an MBA degree from the Harvard Business School and a B.S. degree in Chemical Engineering from the University of California, Berkeley.

Mr. Skaggs' years of executive and management experience in the high technology industry, including serving as the chief executive officer and chief financial officer of other public companies, his prior service on the board of another publicly held company and his service as a director of Coherent make him an invaluable member of our Board of Directors.

Sandeep Vij. Mr. Vij is a private investor. Previously, he held the position of President and Chief Executive Officer of MIPS Technologies, Inc., a leading provider of processor architectures and cores, from January 2010 until its sale in February 2013. In addition, Mr. Vij had been the Vice President and General Manager of the Broadband and Consumer Division of Cavium Networks, Inc., a provider of highly integrated semiconductor products from May 2008 to January 2010. Prior to that, he held the position of Vice President of Worldwide Marketing, Services and Support for Xilinx Inc., a digital programmable logic device provider, from 2007 to April 2008. From 2001 to 2006, he held the position of Vice President of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as Vice President and General Manager of the General Products Division at Xilinx. Mr. Vij joined Xilinx in 1996 as Director of FPGA Marketing. He is a graduate of General Electric's Edison Engineering Program and Advanced Courses in Engineering. He holds an MSEE from Stanford University and a BSEE from San Jose State University.

Mr. Vij's years of executive and management experience in the high technology industry, including serving as the chief executive officer of another public company, his service on the board of another publicly held company, and his years of service as a director of Coherent make him an invaluable member of our Board of Directors.

PROPOSAL ONE ELECTION OF DIRECTORS

Director Independence

The Board has determined that, with the exception of Mr. Ambroseo, all of its current members and all of the nominees for director are "independent directors" as that term is defined in the listing rules of the Nasdaq Stock Market.

Board Meetings and Committees

The Board held a total of three (3) meetings and acted once by unanimous written consent during fiscal 2014. During fiscal 2014, the Board had three standing committees: the Audit Committee; the Compensation and H.R. Committee; and the Governance and Nominating Committee. From time to time, the Board may create limited ad hoc committees, service on which does not provide additional compensation. In the past, the Board has also established special committees, service on which did provide compensation. No director serving during fiscal 2014 attended fewer than 75% of the aggregate of all meetings of the Board and the committees of the Board upon which such director served. All of the members of each standing committee are "independent" as defined under the applicable rules established by the Nasdaq Stock Market.

Audit Committee

The Audit Committee consists of directors James (Chair), Rogerson, and Skaggs. Prior to his retirement from the Board in February 2014, Larry Tomlinson was also a member of the committee. The Audit Committee held eleven (11) meetings during fiscal 2014. The Board has determined that directors James, Rogerson and Skaggs are "audit committee financial experts" as that term is defined in the rules of the SEC. Among other things, the Audit Committee has the sole authority for appointing and supervising our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles and our system of internal accounting controls.

Compensation and H.R. Committee

During fiscal 2014, the Compensation and H.R. Committee of the Board consists of directors Krause, Flatley and Vij (Chair). As noted above, all of the members of the Compensation and H.R. Committee are "independent" as defined under the listing rules of the Nasdaq Stock Market. The Compensation and H.R. Committee held six (6) meetings during fiscal 2014. The Compensation and H.R. Committee, among other things, reviews and approves our executive compensation policies and programs, and makes equity grants to our employees, including officers, pursuant to our equity plan. This committee has the sole authority delegated to it by the Board to make employee equity grants. For additional information about the committee's processes and procedures for the consideration and determination of executive compensation, see "Compensation Discussion and Analysis".

Governance and Nominating Committee

The Governance and Nominating Committee consists of directors James, Krause and Rogerson (Chair). The Governance and Nominating Committee held five (5) meetings during fiscal 2014. The Governance and Nominating Committee, among other things, assists the Board by making recommendations to the Board on matters concerning director nominations and elections, board committees and corporate governance and compensation for directors. For fiscal 2014, the committee retained an independent compensation consultant to advise it on compensation for service on the Board.

Copies of the charters for each of our committees may be found on our website at www.coherent.com under "Investor Relations."

Attendance at Annual Meeting of Stockholders by the Members of the Board of Directors

All directors are encouraged, but not required, to attend our annual meeting of stockholders. At our annual meeting held on February 26, 2014, all members of the Board attended in person.

Process for Stockholders to Recommend Candidates for Election to the Board of Directors

The Governance and Nominating Committee will consider nominees properly recommended by stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to us at our principal executive offices (Attention: Bret DiMarco, Corporate Secretary) and must include the candidate's name, age, home and business contact information, principal occupation or employment, the number of shares beneficially owned by the nominee, whether any hedging transactions have been entered into by the nominee or on his or her behalf, information regarding any arrangements or understandings between the nominee and the stockholder nominating the nominee or any other persons relating to the nomination, a written statement by the nominee acknowledging that the nominee will owe a fiduciary duty to Coherent if elected, a written statement of the nominee that such nominee, if elected, intends to tender, promptly following such nominee's election or re-election, an irrevocable resignation effective upon such nominee's failure to receive the required vote for re-election at the next meeting at which such nominee would face re-election and upon acceptance of such resignation by the board of directors, in accordance with Coherent's guidelines or policies, and any other information required to be disclosed about the nominee if proxies were to be solicited to elect the nominee as a director.

PROPOSAL ONE ELECTION OF DIRECTORS

For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting. In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws. See "General Information About the Meeting-Deadline for Receipt of Stockholder Proposals."

The Governance and Nominating Committee's criteria and process for evaluating and identifying the candidates that it approves as director nominees are as follows:

•
the Governance and Nominating Committee regularly reviews the current composition and size of the Board;

•
the Governance and Nominating Committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the Governance and Nominating Committee determines, a search firm. Such review may, in the Governance and Nominating Committee's discretion, include a review solely of information provided to the Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper;

•
the Governance and Nominating Committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders;

•
the Governance and Nominating Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current belief of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by any candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the qualifications of the candidates, the Governance and Nominating Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While Coherent does not have a formal policy with regard to the consideration of diversity in identifying director nominees, as noted above, diversity of experience is one of many factors that the committee considers;

•
the Governance and Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the Board, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members;

•
in evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm; and

•
after such review and consideration, the Governance and Nominating Committee recommends the slate of director nominees to the full Board for its approval.

The Governance and Nominating Committee will endeavor to notify, or cause to be notified, all director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board.

Our corporate governance guidelines require that upon a member of the Board turning 72 years old, he or she shall submit a conditional resignation to the Governance and Nominating Committee effective upon the next annual meeting of stockholders. The committee then determines whether to recommend to the Board acceptance of such resignation. Mr. Krause so notified the committee, which determined that it was not in the best interest of the Company's stockholders to accept such resignation.

Majority Voting and Conditional Resignations from the Board of Directors

Upon the recommendation of the Governance and Nominating Committee the Board of Directors amended our bylaws, effective December 1, 2013, to change the voting standard for the election of directors that are not Contested Elections (as defined below) from a plurality to a majority of the votes cast. A majority of the votes cast means the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election (with "abstentions" and "broker non-votes" not counted as a vote cast either "for" or "against" that director's election). However, if the number of nominees exceeds the number of directors to be elected (a "Contested Election"), the directors shall be elected by a plurality of the votes cast.

In connection with the amendment to the Bylaws establishing a majority vote standard for the election of directors in elections that are not Contested Elections, the Board also adopted a director election policy to (i) establish procedures under which any incumbent director who fails to receive a majority of the votes cast in an election that is not a Contested Election shall tender his or her resignation to the Governance and Nominating Committee for consideration; and (ii) provide that the Governance and Nominating Committee will make recommendations to the Board regarding the actions to be taken with respect to all such offers to resign. The Board shall act on the resignation within 90 days following certification of the election results. In the event that the Board does not accept such resignation, then such director shall continue to serve until such time as his or her successor is elected.

PROPOSAL ONE ELECTION OF DIRECTORS

Stockholder Communication with the Board of Directors

While the Board believes that management speaks for Coherent, the Board encourages direct communication from stockholders. Accordingly, any stockholder may contact any member of our Board of Directors individually or as a group by writing by mail to our principal executive offices (c/o Corporate Secretary), the address of which appears on the inside back cover of this proxy statement.

Any stockholder may report to us any complaints regarding accounting, internal accounting controls, or auditing matters. Any stockholder who wishes to so contact us should send such complaints to the Audit Committee c/o Corporate Secretary, at our principal executive offices.

Any stockholder communications that the Board receives will first go to our Corporate Secretary, who will log the date of receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.

Our Corporate Secretary will review, summarize and, if appropriate, investigate the complaint under the direction of the appropriate committee of the Board in a timely manner. In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will then review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Corporate Secretary maintains with respect to all stockholder communications.

Independent Chair and Board Leadership

Our Board leadership structure consists of an independent Chairman, who is elected by the independent directors, and independent committee chairs. We separate the positions of Chief Executive Officer and Chairman in recognition of the differences between the two roles. The Board believes this structure provides independent Board leadership and engagement.

Given that our Chairman is an independent director, the Board does not feel the need for a separate "lead independent director," as our independent Chairman performs that function. The Board takes its independence seriously and reinforces this standard with six of its seven members being independent.

The Role of the Board and its Committees in Risk Oversight

The Board oversees Coherent's risk profile and management's processes for assessing and managing risk, both as a Board and through its committees, with our Governance and Nominating Committee delegated the responsibility for assigning oversight responsibilities to each committee and the Board as a whole. Our senior executive team provides regular updates to the Board and each committee regarding our strategies and objectives and the risks inherent with them.

Each regular meeting of the Board includes a discussion of risks related to the Company's financial results and operations and each committee schedules risk-related presentations regularly throughout the year. In addition our directors have access to our management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board and committee meetings to provide additional insight on the matters being discussed, including risk exposures. Our Chief Financial Officer and General Counsel both report directly to our Chief Executive Officer, providing him with further visibility to our risk profile. A Vice President, Finance is the designated officer overseeing our enterprise risk management program and works closely with both our Chief Financial Officer and General Counsel on these matters.

These regular meetings also provide our Board members the opportunity to discuss issues of concern directly with management. In general the Board and its committees oversee the following risk categories:

•
The Board generally oversees the Company's overall enterprise risk management process and specifically with regards to the areas of strategy, mergers and acquisitions, communications and operations;

•
The Audit Committee generally oversees risks primarily related to financial controls, IT, accounting, tax, treasury, capital, legal, regulatory and compliance;

•
The Compensation and H.R. Committee generally oversees our compensation programs so that they do not incentivize excessive risk taking as well as overseeing human resources related risks; and

•
The Governance and Nominating Committee oversees the assignment of risk oversight categories by each particular committee and/or the Board as a whole as well as those risks related to compensation of members of the Board, succession planning for the Board and Chief Executive Officer.

In the Fall of 2014, management presented an assessment of the risks associated with the Company's compensation plans. The Compensation and H.R. Committee agreed with the conclusion that the risks were within our ability to effectively monitor and manage and that these risks are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL ONE ELECTION OF DIRECTORS

Additional Governance Matters

The Board of Directors (acting on the recommendation of the Governance and Nominating Committee) has adopted Corporate Governance Guidelines, which include, among other items (in addition to those items described elsewhere in this proxy):

•
At each meeting of the Board of Directors the independent directors will also meet in executive session without the presence of management;

•
To avoid "over-boarding" the Company maintains the following limits on service on other boards:

•
CEO-No more than one (1) other public company board of directors in addition to the Company;

•
Independent Directors-No more than four (4) other public company board of directors in addition to the Company;

•
Audit Committee members-No more than three (3) other public company audit committees in addition to the Company;

•
Each independent member of the Board of Directors must within five years acquire and thereafter maintain a minimum value of Company stock equal to three times such director's annual Board cash retainer (exclusive of any cash retainer for service as Chair or committee service);

•
The Board is responsible for reviewing the Company's succession planning and senior management development on an annual basis.

Fiscal 2014 Director Compensation

During fiscal 2014, we paid our non-employee directors an annual retainer (depending upon position) and for service on the Board as follows:

Position	Annual Retainer

Board Member	$40,000
Board Chair	$40,000
Audit Committee Chair	$34,000
Compensation and H.R. Committee Chair	$16,000
Governance & Nominating Committee Chair	$10,750
Audit Committee member (non-Chair)	$12,500
Compensation and H.R. Committee member (non-Chair)	$8,500
Governance and Nominating Committee member (non-Chair)	$6,500

The Governance and Nominating Committee annually reviews Board and committee compensation with the assistance of an independent compensation consultant, which for fiscal 2014 was Compensia. Compensia is separately compensated for this work from the work it does as the Compensation and H.R. Committee's independent compensation consultant.

The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2014 on the Board and its committees (all amounts in dollars):

Name	Annual Board Service		Audit Committee	Compensation and H.R. Committee	Nominating and Governance Committee	Total

Jay T. Flatley	$40,000		—	$8,500	—	$48,500
Susan M. James	$40,000		$34,000	—	$6,500	$80,500
L. William Krause	$40,000		—	$8,500	$6,500	$55,000
Garry W. Rogerson	$80,000		$12,500	—	$10,750	$103,250
Steve Skaggs	$30,000	(1)	$9,375	$—	—	$39,375
Sandeep Vij	$40,000		—	$16,000	—	$56,000
Former Director
Lawrence Tomlinson	$20,000	(2)	$6,250	$—	—	$26,250

(1)
Mr. Skaggs joined the Board of Directors in December 2013 and, accordingly, his payments are pro rated to reflect his service period in fiscal 2014 on this and the following charts.

(2)
Mr. Tomlinson retired from the Board of Directors in February 2014 and, accordingly, his payments are pro rated to reflect his service period in fiscal 2014 on this and the following charts.

PROPOSAL ONE ELECTION OF DIRECTORS

The chart below presents information concerning the total compensation of our directors for services (including both Board and, where applicable, committee service) provided during the fiscal year ended September 27, 2014:

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Total ($)

Jay T. Flatley	48,500	237,860	—	286,360
Susan M. James	80,500	237,860	—	318,360
L. William Krause	55,000	237,860	—	292,860
Garry W. Rogerson	103,250	237,860	—	341,110
Steve Skaggs	39,375	485,765	—	525,140
Sandeep Vij	56,000	237,860	—	293,860
Former Director
Lawrence Tomlinson	26,250	—	—	26,250

(1)
These amounts are the amounts earned by non-employee directors for service (including both Board and, where applicable, committee service) during fiscal 2014.

(2)
These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate grant date fair value computed in accordance with ASC 718, for restricted stock units ("RSUs") which were granted in fiscal 2014. The assumptions used to calculate the value of these stock units are set forth in Note 12. "Employee Stock Award, Option and Benefit Plans" of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2014.

(3)
The directors' aggregate RSU grants for fiscal 2014 were as follows:

Name	Shares(a)

Jay T. Flatley	3,500	(c)
Susan M. James	3,500	(c)
L. William Krause	3,500	(c)
Garry W. Rogerson	3,500	(c)
Steve Skaggs	7,000	(b)
Sandeep Vij	3,500	(c)

(a)
The shares underlying the RSUs will vest to the extent an individual is a member of the Board of Directors on the applicable vesting date.

(b)
3,500 shares vest on February 15, 2015, 1,750 shares vested on December 12, 2014 and 1,750 shares vest on December 12, 2015.

(c)
3,500 shares vest on February 15, 2015.
(4)
No stock option awards were granted to members of the Board during fiscal 2014. The directors' aggregate holdings of stock option awards (both vested and unvested) as of September 27, 2014 were as follows:

Name	Shares

Jay T. Flatley	24,000
Susan M. James	—
L. William Krause	30,000
Garry W. Rogerson	—
Steve Skaggs	—
Sandeep Vij	—

The following table shows equity grants received by non-employee directors in fiscal 2014:

Name	Restricted Stock Units Granted in Fiscal 2014 (# shares)

Jay T. Flatley	3,500
Susan M. James	3,500
L. William Krause	3,500
Garry W. Rogerson	3,500
Steve Skaggs	7,000
Sandeep Vij	3,500

Our stockholders approved the adoption of our 2011 Equity Incentive Plan at our annual meeting held in March 2011 (the "2011 Plan").

The Board has adopted resolutions automatically granting under the 2011 Plan each non-employee member of the Board of Directors 3,500 RSUs upon such member's reelection to the Board, with vesting on February 15 of the following year. Effective in December 2011, the Board determined that upon the initial appointment of a

PROPOSAL ONE ELECTION OF DIRECTORS

non-employee member to the Board, such new director will receive a grant of 3,500 RSUs, which vest over two years (fifty percent on each anniversary of grant).

For option grants held by a director who retires after at least eight years of service on the Board which are outstanding under the 1998 Director Plan, such grants will fully vest and the director will have the right to exercise his or her option as to both vested and unvested shares as of such date. The option will remain exercisable for the lesser of (i) two (2) years following the date of such director's retirement or (ii) the expiration of the option's original term. This provision was not adopted for option grants under the 2011 Plan.

With the adoption of our 2011 Plan, the 1998 Director Plan has been terminated other than for outstanding historical grants made thereunder. As of September 27, 2014, 548,000 shares have been issued upon the exercise of options and the vesting of RSUs under the 1998 Director Plan.

Option Exercises and Stock Vested at 2014 Fiscal Year-End

The table below sets forth certain information for each non-employee director regarding the exercise of options and the vesting of stock awards during the year ended September 27, 2014, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jay T. Flatley	—	—	5,500	361,145
Susan M. James	—	—	3,500	229,285
L. William Krause	—	—	3,500	229,285
Garry W. Rogerson	—	—	3,500	229,285
Steve Skaggs	—	—	—	—
Sandeep Vij	—	—	3,500	229,285
Former Director
Lawrence Tomlinson	—	—	3,500	229,285

(1)
Reflects the market price of our Common Stock on the vesting date.

Vote Required

Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled. Alternatively, a stockholder may distribute his or her votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than seven (7) candidates. However, no stockholder will be entitled to cumulate votes for a candidate unless (i) such candidate's name has been properly placed in nomination for election at the Annual Meeting prior to the voting and (ii) the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. If cumulative voting occurs at the meeting and you do not specify how to distribute your votes, your proxy holders (the individuals named on your proxy card) will cumulate votes in such a manner as will ensure the election of as many of the nominees listed above as possible, and the specific nominees to be voted for will be determined by the proxy holders.

If a quorum is present, each of the seven (7) nominees who receives more "FOR" votes than "AGAINST" votes will be elected.

The Board recommends that Stockholders vote "FOR" the seven nominees presented herein.

PROPOSAL TWO	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending October 3, 2015, and recommends that stockholders vote for ratification of such appointment. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended September 25, 1976. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Coherent and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. The Audit Committee selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ended September 27, 2014, which was ratified by our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so. The representatives of Deloitte & Touche LLP are also expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") during fiscal years 2014 and 2013:

	2014	2013

Audit fees(1)	$1,918,649	$1,818,000
Audit-related fees(2)	—	79,126
Tax fees(3)	166,382	135,337
All other fees(4)	2,600	2,200

Total	$2,087,631	$2,034,663

(1)
Represents fees for professional services provided in connection with the integrated audit of our annual financial statements and internal control over financial reporting and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)
For fiscal 2013, represents $79,126 in fees for due diligence associated with our acquisition activities in fiscal 2013.

(3)
Represents tax compliance and related services.

(4)
Represents the annual subscription for access to the Deloitte Accounting Research Tool, which is a searchable on-line accounting database.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has determined that the provision of non-audit services by Deloitte is compatible with maintaining Deloitte's independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte. In other cases, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve certain additional services, and such pre-approvals are communicated to the full Committee at its next meeting. During fiscal years 2014 and 2013, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The affirmative vote of a majority of the votes cast will be required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2015.

The Audit Committee and the Board recommends that Stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2015.

PROPOSAL THREE	ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

At our Annual Meeting in March 2011, our stockholders indicated that they would like to have an annual advisory vote on executive compensation. Accordingly, our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2014 Summary Compensation Table and related tables and disclosure.

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to provide alignment between executive pay and performance and to focus executives on making decisions that enhance our stockholder value in both the short and long term. Executives are compensated in a manner consistent with Coherent's strategy, competitive practices, stockholder interest alignment, and evolving compensation governance standards.

Vote Required

Under our bylaws the affirmative vote of the holders of a majority of the votes cast is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote, and therefore not binding. Our Board of Directors values the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and the Compensation and H.R. Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

The Board of Directors unanimously recommends that Stockholders vote "FOR" the approval of our Executive Officer Compensation disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2014, certain information with respect to the beneficial ownership of common stock by (i) any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all executive officers and directors as a group, based on information available to the Company as of filing this proxy statement. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054.

Name and Address	Number of Shares	Percent of Total(1)

Blackrock Fund Advisors(2)	1,879,847	7.56%
400 Howard St. San Francisco, CA 94105
Vanguard Group Inc.(2)	1,641,322	6.60%
P.O. Box 2600 Valley Forge, PA 19482
Eagle Asset Management, Inc.(2)	1,584,770	6.37%
880 Carillon Parkway St. Petersburg, FL 33716
NWQ Investment Management Company, LLC(2)	1,377,489	5.54%
2049 Century Park East Los Angeles, CA 90067
John R. Ambroseo	169,648	*
Helene Simonet	19,810	*
Paul Sechrist(3)	40,916	*
Bret DiMarco	10,101	*
Mark Sobey	15,525	*
Jay T. Flatley(4)	36,500	*
Susan M. James(5)	9,000	*
L. William Krause(6)	48,000	*
Garry W. Rogerson(7)	23,000	*
Steve Skaggs(8)	5,250	*
Sandeep Vij(9)	14,900	*
All directors and executive officers as a group (13 persons)(10)	392,650	1.57%

*
Represents less than 1%.

(1)
Based upon 24,865,018 shares of Coherent common stock outstanding as of December 31, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Coherent common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of December 31, 2014 and all RSUs which will vest within 60 days of December 31, 2014, are deemed outstanding. In addition, such shares, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Based on the institutional holding report provided by Nasdaq as of January 9, 2015, which reflects the most recent Schedule 13D, 13F or 13G (or amendments thereto) filed by such person with the SEC, or a Schedule 13D, 13F or 13G filing made after our receipt of this report.

(3)
Includes 8,000 shares issuable upon exercise of options held by Mr. Sechrist which were exercisable or would become exercisable within 60 days of December 31, 2014.

(4)
Includes 24,000 shares issuable upon exercise of options held by Mr. Flatley which were exercisable and 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2014.

(5)
Includes 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2014 held by Ms. James.

(6)
Includes 30,000 shares issuable upon exercise of options held by Mr. Krause which were exercisable and 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2014.

(7)
Includes 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2014 held by Mr. Rogerson.

(8)
Includes 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2014 held by Mr. Skaggs.

(9)
Includes 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2014 held by Mr. Vij.

(10)
Includes an aggregate of 62,000 options and 21,000 shares issuable upon vesting of RSU's which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, and on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during fiscal 2014, our officers, directors and, to our knowledge, greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except for a Form 4 filing reflecting the release of shares upon an RSU vesting for Mr. Flatley due to a Company administrative error. Upon discovery of the error, a Form 4 was immediately filed reflecting the transaction.

OUR EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of December 31, 2014 are set forth below:

Name	Age	Office Held

John R. Ambroseo	53	President and Chief Executive Officer
Helene Simonet	62	Executive Vice President and Chief Financial Officer
Mark Sobey	54	Executive Vice President and General Manager, Specialty Laser Systems
Paul Sechrist	55	Executive Vice President, Worldwide Sales and Service
Luis Spinelli	66	Executive Vice President and Chief Technology Officer
Bret DiMarco	46	Executive Vice President, General Counsel and Corporate Secretary

Please see heading "Nominees" under Proposal One above for Mr. Ambroseo's biographical information.

Helene Simonet. Ms. Simonet has served as our Executive Vice President and Chief Financial Officer since April 2002. Ms. Simonet served as Vice President of Finance of our former Medical Group and Vice President of Finance, Photonics Division from December 1999 to April 2002. Prior to joining Coherent, she spent over twenty years in senior finance positions at Raychem Corporation's Division and Corporate organizations, including Vice President of Finance of Raynet Corporation. Since October 2014, Ms. Simonet has served as a member of the Board of Directors of Rogers Corporation, a NYSE-listed provider of engineered materials. Ms. Simonet has both Master's and Bachelor degrees from the University of Leuven, Belgium.

Mark Sobey. Mr. Sobey was appointed Executive Vice President of Coherent and General Manager of Specialty Laser Systems (SLS) in April 2010. He has previously served as Senior Vice President and General Manager for the SLS Business Group, which primarily serves the Microelectronics and Research markets, since joining Coherent in July 2007. Prior to Coherent, Mr. Sobey spent over 20 years in the Laser and Fiber Optics Telecommunications industries, including roles as Senior Vice President Product Management at Cymer from January 2006 through June 2007 and previously as Senior Vice President Global Sales at JDS Uniphase through October 2005. He received his PhD in Engineering and BSc in Physics, both from the University of Strathclyde in Scotland.

Paul Sechrist. Mr. Paul Sechrist was appointed Executive Vice President, Worldwide Sales and Service in March 2011. He has over 30 years of experience with Coherent, including roles as Senior Vice President and General Manager of Commercial Lasers and Components from October 2008 to March 2011, Vice President and General Manager of Specialty Laser Systems, Santa Clara from March 2008 to October 2008 and Vice President for Components from April 2005 to October 2008. Mr. Sechrist received an AA degree from San Jose City College, with Physics studies at California State University, Hayward.

Luis Spinelli. Mr. Spinelli has served as our Executive Vice President and Chief Technology Officer since February 2004. Mr. Spinelli joined the Company in May 1985 and has since held various engineering and managerial positions, including Vice President, Advanced Research from April 2000 to September 2002 and Vice President, Corporate Research from September 2002 to February 2004. Mr. Spinelli has led the Advanced Research Unit from its inception in 1998, whose charter is to identify and evaluate new and emerging technologies of interest for us across a range of disciplines in the laser field. Mr. Spinelli holds a degree in Electrical Engineering from the University of Buenos Aires, Argentina with post-graduate work at the Massachusetts Institute of Technology.

Bret DiMarco. Mr. DiMarco has served as our Executive Vice President and General Counsel since June 2006 and our Corporate Secretary since February 2007. From February 2003 until May 2006, Mr. DiMarco was a member and from October 1995 until January 2003 was an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm. Mr. DiMarco received a Bachelor's degree from the University of California at Irvine and a Juris Doctorate degree from the Law Center at the University of Southern California.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the material components of our executive compensation program for our "Named Executive Officers" or "NEOs":

Name	Title

John R. Ambroseo	President and Chief Executive Officer
Helene Simonet	Executive Vice President and Chief Financial Officer
Mark Sobey	Executive Vice President and General Manager, Specialty Laser Systems
Paul Sechrist	Executive Vice President, Worldwide Sales and Service
Bret DiMarco	Executive Vice President, General Counsel and Corporate Secretary

We also provide an overview of our executive compensation philosophy, principal compensation policies and practices by which the Compensation and H.R. Committee, or the committee, arrives at its decisions regarding NEO compensation.

Stockholder Feedback

The committee carefully considers feedback from our stockholders regarding our executive compensation program, including the results of our annual advisory vote on executive compensation, which (as seen below) our stockholders have historically strongly supported. All stockholders are invited to express their views to the committee as described in this proxy under the heading "Stockholder Communication with the Board of Directors." The committee welcomes direct stockholder feedback and considers such feedback in its deliberations on executive compensation. We strongly urge our stockholders to read this Compensation Discussion and Analysis in conjunction with the advisory vote under Proposal Three.

Executive Summary

Our Business

Founded in 1966, we are a world leader in providing photonics based solutions to the commercial and scientific research markets. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 2000 and Standard & Poor's SmallCap 600 Index. For more information about our business, please read "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed with SEC on November 25, 2014.

Selected Business Highlights

While fiscal 2014 saw Coherent post solid financial results, we did not reach the same strong levels as in fiscal 2013. These results did not fully meet the performance requirements under our executive compensation programs. You will see in the coming pages that in fiscal 2014 our performance-related executive compensation had significantly below target payouts.

Set forth below are tables reflecting several performance metrics from the last three fiscal years.

Our revenue grew 5% from fiscal 2012 to fiscal 2013 and decreased 2% from fiscal 2013 to fiscal 2014 (dollars in millions):

Our pro forma EBITDA% decreased from 18.4% to 17.8% from fiscal 2012 to fiscal 2013 and decreased to 17.2% in fiscal 2014:

Our non-GAAP earnings per share grew 9% from fiscal 2012 to fiscal 2013 and decreased 10% from fiscal 2013 to fiscal 2014:

For a reconciliation table of earnings per share on a GAAP basis and EBITDA % to net income as a percentage of revenue, please refer to the "Reconciliation Table" at the end of this section.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

Compensation Philosophy. We tie executive total compensation to stockholder value with two measures: our operational results and the comparative performance of our stock price. This approach provides strong alignment between executive pay and performance and focuses executives on making decisions that enhance our stockholder value in both the short and long-term. We design our executive compensation program to achieve the following goals:

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Pay for Performance, with both short and long-term measurements—A significant portion of the annual compensation of our executives is designed to vary with annual business performance and the long-term relative performance of Coherent's stock price in comparison to the Russell 2000 Index (by way of a three year vesting period). The committee and management set demanding performance targets, so that even though the Company's financial performance has been solid, payouts and vesting achievements have not been as robust. As seen over the last several fiscal years, this direct connection has been demonstrated by the reduced payouts under our annual cash bonus plan as well as the below target vesting for our performance share grants. For example, there was no bonus paid out for the second half of fiscal year 2014 due to the Company not meeting the two measurement criteria minimums. As another example of directly tying pay to Company performance, in November 2014, the first vesting calculation for the committee's three-year performance RSU grant design occurred. These performance RSUs (which were granted in November 2011) only vested at 48% of target. The following chart shows the payout percentages for each of the last three fiscal years under our annual variable compensation program:

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Tie compensation to performance of the core business—Our fiscal 2014 annual cash bonus plan was dependent upon Coherent's achievement against two thresholds: adjusted EBITDA dollars and revenue. We felt these were the most effective metrics for tying management's compensation directly to Coherent's core operating results.

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Retain and Hire Talented Executives—The committee sets our target total compensation generally near the 50th percentile of our peer group (as noted below), with actual compensation falling above or below depending upon Coherent's financial performance. Additionally, certain compensation components may be above or below such percentile target and varies by individual executive.

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Align compensation with stockholder interests—Our stockholders benefit from continued solid operating performance by the Company and we believe that having a significant portion of compensation tied to equity with both time and performance-based vesting requirements directly aligns management to stockholder returns. The maximum achievable amounts under the performance-based RSUs make up the largest potential portion of the equity grants for our CEO. Grants of performance-based RSUs in fiscal 2014 have the same measurement as in fiscal 2013: a single vesting date three years from grant solely dependent upon the performance of Coherent's common stock price measured against the Russell 2000 Index, with target at meeting the index's performance. For each 1% that Coherent's common stock exceeds the performance of the Russell 2000 Index for the trailing 90 trading days from the vesting measurement date against the comparable period from the date of grant, the grant recipient will get a 2% increase in the number of shares above target (up to a maximum cap of 200% of target), and for each 1% below the Russell 2000 Index's performance, a 4% decrease in the number of shares (down to zero). As a result, compensation decreases faster for failing to achieve the target than it increases for exceeding it. If Coherent's stock underperforms the Russell 2000 performance by more than 25%, then there is no payout, but in order to hit the maximum possible payout, Coherent's stock has to outperform the index by at least 50% (the downside is faster achieved than the upside). When granting performance-based RSUs, the committee assigns a target award value for each grant based on market performance-based equity compensation practices. Accordingly, for our executives to achieve the committee's targeted compensation, Coherent's common stock must at least meet the Russell 2000 Index. The chart below shows this structure.

Elements of Executive Compensation. During fiscal 2014, the compensation of our NEOs primarily consisted of (A) base salary, (B) participation in our annual variable compensation plan (referred to herein as our "cash bonus plan" or "VCP"), and (C) long-term equity incentive awards divided between time-based RSUs and performance-based RSUs. For fiscal 2014, on average, approximately 63% of our NEO's target compensation and approximately 78% of our CEO's target compensation was delivered in the form of "at risk compensation" through our cash bonus plan and long-term equity incentives (both time and performance vesting).

COMPENSATION DISCUSSION AND ANALYSIS

As a demonstration of how closely executive cash compensation is tied to company performance, the cash compensation for our CEO during fiscal 2014 at target, maximum and actual can be illustrated as follows (dollars in thousands):

You will note that our CEO's performance-based cash compensation was significantly below target since the Company did not fully meet the performance criteria under our cash bonus compensation plan.

Compensation Governance.    "Pay for performance" has been and remains at the core of Coherent's executive compensation coupled with appropriately managing risk and aligning our compensation programs with long-term stockholder interests. We accomplish this primarily by having a majority of our NEOs' potential compensation being "at risk" through a combination of (i) a fiscal year variable cash bonus program tied to achievement of operating metrics and (ii) equity grant vesting tied to achievement of a performance metric. The committee monitors and considers evolving governance approaches and standards in executive compensation, as well as communications it receives directly from stockholders.

As more fully discussed below, recent examples of how this philosophy is applied and changes made pursuant to compensation practices as well as governance practices in effect during fiscal 2014, include:

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In fiscal 2014, the first half payouts of our annual cash bonus plan to our NEOs were only 66% as compared to a target of 100% and there were no second half payouts under this plan;

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We have a recoupment or "claw-back" policy for our Chief Executive Officer and Chief Financial Officer;

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We have minimum share ownership requirements for our Chief Executive Officer and members of the Board of Directors;

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Our performance-based RSU program is measured by the Company's stock price achievement against the Russell 2000 over a three year period, which the committee believes is a direct connection to long-term total stockholder return;

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Our performance-based RSUs granted in fiscal 2011 to our NEOs when measured in fiscal 2014 vested at target;

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The committee is composed entirely of directors who satisfy the standards of independence in Coherent's Corporate Governance Guidelines and Nasdaq listing standards;

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Executive incentive compensation programs include limits on maximum payouts to contain the risk of excessive payouts;

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Our change-of-control plan provides for payment only in "double-trigger" circumstances-namely a change-of-control coupled with a termination of employment; and

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None of our executive officers have other than "at will" employment contracts.

Our stockholders have historically strongly supported our executive compensation philosophy and design as seen in the significant majorities approving our "say on pay" proposal (percentages are of votes cast and do not include "broker non votes"):

Role of Management

The committee regularly meets with Mr. Ambroseo, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers other than Mr. Ambroseo. Additionally, Ms. Simonet, our Executive Vice President and Chief Financial Officer, Mr. DiMarco, our Executive Vice President and General Counsel, and members of our human resources department are regularly invited to meetings of the committee or otherwise asked to assist the committee.

The assistance of these individuals include providing financial information and analysis for the committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise) and the business context for the committee's decisions. Named Executive Officers attend portions of committee meetings when invited by the committee, but leave the meetings when matters potentially affecting them are discussed.

The committee makes decisions regarding Mr. Ambroseo's compensation without him present.

Role of the Committee's Compensation Consultant

The committee utilizes the services of an independent compensation consultant and in fiscal 2014, engaged Compensia as its independent compensation consultant. Compensia assisted the committee by:

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Reviewing and analyzing our executive compensation program;

COMPENSATION DISCUSSION AND ANALYSIS

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Providing market data and ranges for fiscal 2014 compensation; and

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Providing further insight on compensation governance trends.

Additionally, in fiscal 2014, Compensia was retained by the Governance and Nominating Committee to review, analyze and make recommendations regarding compensation for service on the Board of Directors and its committees.

The independent compensation consultant serves at the discretion of the committee and is not permitted to do other work for Coherent unless expressly authorized by the committee. Since retention, Compensia has not performed any work for Coherent other than its work with the committee, the Board of Directors or other committees of the Board of Directors. The committee is focused on maintaining the independence of its compensation consultant and, accordingly, does not anticipate having its consultant perform any other work for the Company in addition to its direct work for the committee or the Board. The committee has assessed the independence of Compensia and concluded that no conflict of interest exists.

The Company also participates in and maintains a subscription to the Radford Global Technology Survey. This survey provides benchmark data and compensation practices reports of a broad cross-section of technology companies similar in size to Coherent to assist us with regards to employee compensation generally.

Pay Positioning Strategy and Benchmarking of Compensation

Philosophically the committee initially orients the midpoint of our target total compensation for our NEOs generally near the 50th percentile of our peers (as measured by our designated peer group and, when applicable, data from the Radford Global Technology Survey), resulting in targeted total compensation that is competitive for performance that meets the objectives established by the committee. A Named Executive Officer's actual salary, cash incentive compensation opportunity and equity compensation grant value may fall below or above the target position based on the individual's experience, seniority, skills, knowledge, performance and contributions. These factors are weighed individually by the committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions. In light of the fact that the committee has designed the significant majority of the Chief Executive Officer's compensation to be at risk, including 2/3rds of his long-term equity compensation, for fiscal 2014 the committee asked Compensia to provide information at the 60th and 75th percentile for our Chief Executive Officer. Given the significant ties to performance, the committee oriented his compensation target closer to the 75th percentile.

The Chief Executive Officer's review of the performance of the other Named Executive Officers is considered by the committee in making individual pay decisions. With respect to the Chief Executive Officer, the committee additionally considered the performance of Coherent as a whole and the views of the Board of Directors regarding the Chief Executive Officer's performance. Actual realized pay is higher or lower than the targeted amounts for each individual based primarily on the Company's performance. For example, as noted above, the performance RSUs granted in 2011 only vested as to 48% of target, which is accordingly significantly lower than the "accounting value" reflected for equity compensation for each NEO reflected in the summary compensation table for that year.

In analyzing our executive compensation program relative to this target market positioning, the committee reviews information provided by its independent compensation consultant, which includes an analysis of data from peer companies' proxy filings with respect to similarly situated individuals at the peer companies (when available) and the Radford Global Technology Survey (as a supplement when peer group company data is unavailable). It is important to note that these are the peers selected by the committee. The committee uses criteria as described below in determining the appropriate group. There are proxy advisory services which use their own criteria to select peers for the Company and, accordingly, stockholders should be aware that these advisory services do not, in fact, follow the same methodology of the committee and there may be wide variances between the different peer groups used by these services. Any comparison of company performance or market data for executive compensation using a completely different peer group will, therefore, naturally result in a different analysis. We encourage our stockholders to consider the peer group used in any comparisons and direct any questions to the committee regarding such comparisons or any other matters when considering how to vote on Proposal Three.

COMPENSATION DISCUSSION AND ANALYSIS

For pay decisions made in fiscal 2014, after consulting with our independent compensation consultant, the committee determined that the following companies comprise the peer group for fiscal 2014:

Emulex (ELX)	JDS Uniphase (JDSU)
Entegris (ENTG)	MKS Instruments (MKSI)
FEI Company (FEIC)	National Instruments (NATI)
Finisar Corp. (FNSR)	Newport Corporation (NEWP)
FLIR Systems, Inc. (FLIR)	OSI Systems (OSIS)
Harmonic (HLIT)	Plantronics (PLT)
Infinera (INFN)	PMC-Sierra, Inc. (PMCS)
Polycom (PLCM)

The committee made the following changes to the group of peer companies from fiscal 2013 primarily as a result of filtering such companies through the selection criteria noted below:

Removed: Cabot Microelectronics and Cymer, Inc.

Added: OSI Systems

Several factors are considered in selecting the peer group, the most important of which are:

Primary Criteria

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Industry (primarily companies in the Electronic Equipment and Semiconductor sub-industry classifications defined by the Global Industry Classification Standard (GICS) system); and

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Revenue level (primarily companies with annual revenues between 0.5x-2.0x that of Coherent).

Secondary Criteria

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Sustained ("multi-year") revenue growth;

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Market capitalization between 0.5 and 2.0x of Coherent; and

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Market capitalization as a multiple of revenues of greater than 1.5x.

The committee reviews the composition of the peer group annually to ensure it is the most relevant set of companies to use for comparison purposes.

Components of Our Executive Compensation Program

The principal components of our executive officer compensation and employment arrangements during fiscal 2014 included:

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Base salary;

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Cash bonus plan;

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Equity awards; and

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Other benefits.

These components were selected because the committee believes that a combination of salary, incentive pay and benefits is necessary to help us attract and retain the executive talent on which Coherent's success depends. The following table shows the components of total direct compensation at target for our CEO and the average of our named executive officers as a group (other than CEO) for fiscal 2014.

Base Salary

Base salary is the foundation to providing an appropriate total direct compensation package. We use base salary to fairly and competitively compensate our executives for the jobs we ask them to perform. This is the most stable component of our executive compensation program, as this amount is not at risk. The committee reviewed market data information provided by Compensia with respect to similarly situated individuals to assist it in determining the base salary for each Named Executive Officer, depending upon the particular executive's experience, seniority, skills, knowledge, performance and contribution. At management's recommendation our named

COMPENSATION DISCUSSION AND ANALYSIS

executive officers have had few salary increases in recent years: none in fiscal 2012, one individual in fical 2013 and one individual in fiscal 2014.

Variable Cash Incentive Compensation

A substantial portion of each individual's potential short-term compensation is in the form of variable incentive pay tied to committee-established goals. In fiscal 2014, Coherent maintained one incentive cash program under which executive officers were eligible to receive cash bonuses, the 2014 Variable Compensation Plan ("2014 VCP").

2014 VCP

The 2014 VCP was designed as an "at risk" bonus compensation program to promote a focus on Coherent's growth and profitability. It provided incentive compensation opportunity in line with targeted market rates to our Named Executive Officers. Under the 2014 VCP, participants were eligible to receive semi-annual bonuses (with measurement periods for the first half and the second half of the 2014 fiscal year). In setting the performance goals at the beginning of the fiscal year, the committee assessed the anticipated difficulty and importance to the success of Coherent of achieving the performance goals.

The actual awards (if any) payable for each semi-annual period varied depending on the extent to which actual performance met, exceeded or fell short of the goals approved by the committee. The 2014 VCP goals were tied to Coherent achieving varying levels of adjusted EBITDA dollars ("adjusted EBITDA $"), with a requirement of achieving two thresholds for each payment period: (1) at least 80% of the Board-approved budgeted revenue and (2) a minimum of a certain adjusted EBITDA $, without giving effect to any 2014 VCP payments. Adjusted EBITDA was defined as earnings before interest, taxes, depreciation, amortization and certain other non-operating income and expense items and other items, such as the impact of stock option expensing under the Accounting Standards Codification 718, "Compensation—Stock Compensation".

Each measurement period had the same range of between zero and 200%, with target at 100% of the executive's participation rate.

Fiscal 2014 Variable Compensation Plan Scale for Named Executive Officers

Revenue exceeded the 80% threshold and Adjusted EBITDA$ Achievement for the first half of fiscal 2014 was $71.1 million, with a corresponding cash bonus payout of approximately 66.76% of target.

First Half Fiscal 2014 VCP Scale

Adjusted EBITDA $(in millions)	Payout

$61.0 (threshold)	—%
$68.7	50%
$71.1 (actual)	66.76% (actual)
76.3 (target)	100%
$83.3	150%
$90.3 (and above)	200%
Revenue Threshold $320.8 million

Revenue exceeded the 80% threshold, but Adjusted EBITDA$ Achievement for the second half of fiscal 2014 was $69.4 million, which was below the 80% threshold and, accordingly, there was no cash bonus payout for the second half fiscal 2014.

Second Half Fiscal 2014 VCP Scale

Adjusted EBITDA $(in millions)	Payout

$69.4 (actual)	None (Actual )
$77.0 (threshold)	—%
$86.6	50%
96.2 (target)	100%
$103.2	150%
$110.2	200%
Revenue Threshold $355.2 million

The tables below describe for each Named Executive Officer under the 2014 VCP (i) the target percentage of base salary, (ii) the potential award range as a percentage of base salary, and (iii) the actual award earned for the measurement period in fiscal 2014.

FIRST HALF OF FISCAL 2014

Named Executive Officer	Target Percentage of Salary	Payout Percentage Range of Salary	Actual Award ($)(1)	Actual Award as a Percentage of Target Award(2)

John Ambroseo	100%	0-200%	208,631	66.76%
Helene Simonet	70%	0-140%	94,636	66.76%
Mark Sobey	65%	0-130%	80,281	66.76%
Paul Sechrist	50%	0-100%	58,415	66.76%
Bret DiMarco	50%	0-100%	55,912	66.76%

SECOND HALF OF FISCAL 2014

Named Executive Officer	Target Percentage of Salary	Payout Percentage Range of Salary	Actual Award ($)(1)	Actual Award as a Percentage of Target Award(2)

John Ambroseo	100%	0-200%	—	—%
Helene Simonet	70%	0-140%	—	—%
Mark Sobey	65%	0-130%	—	—%
Paul Sechrist	50%	0-100%	—	—%
Bret DiMarco	50%	0-100%	—	—%

(1)
Reflects gross amounts earned during the applicable half of fiscal 2014.

(2)
This reflects the aggregate bonuses earned by the Named Executive Officers for the applicable half of fiscal 2014 under the 2014 VCP.

COMPENSATION DISCUSSION AND ANALYSIS

Equity Awards

We believe that equity awards provide a strong alignment between the interests of our executives and our stockholders. We seek to provide equity award opportunities that are consistent with our compensation philosophy, with the potential for increase for exceptional financial performance, consistent with the reasonable management of overall equity compensation expense and stockholder dilution. Finally, we believe that long-term equity awards are an essential tool in promoting executive retention. For fiscal 2014, our long-term incentive program included the grant of time-based RSUs and performance-based RSUs. These components provide a reward for past corporate and individual performance and as an incentive for future performance. Our performance-based RSU grants are tied to the Company's performance and, as a result, may fluctuate from no vesting to vesting which is above target. When making its compensation decisions, the committee reviews a compensation overview prepared by its independent compensation consultant which reflects potential realizable value under current short and long-term compensation arrangements for each Named Executive Officer.

Fiscal 2014 Equity Grants

For fiscal 2014, the committee based the equity program on a combination of time-based and performance-based RSUs over a three year period. In particular, the committee determined to measure achievement for the performance grants by the relative performance of Coherent's stock price in comparison to the Russell 2000 Index. The committee believed that using the Russell 2000 Index (in which Coherent is a member) as a proxy of total stockholder return directly aligns executive compensation with stockholder interest. The committee determined that both the performance-based and time-based RSU grants provide a further retention tool in that the time-based grants vest over three years with pro rata annual vesting and, for the performance-based grants, a single measurement period three years from the date of grant with three-year cliff vesting shortly thereafter if such grants vest at all since such grants vest purely based on performance.

Performance-based RSU grants in fiscal 2014 vest solely dependent upon the performance of Coherent's common stock price measured against the Russell 2000 Index. For each 1% that Coherent's common stock exceeds the performance of the Russell 2000 Index for the trailing 90 trading days from the vesting measurement date against the comparable period from the date of grant, the grant recipient will get a 2% increase in the number of shares above target (up to a maximum cap of 200% of target), and for each 1% below the Russell 2000 Index's performance, a 4% decrease in the number of shares (down to zero). As a result, compensation decreases faster for failing to achieve the target than it increases for exceeding it. The maximum achievable amounts under the performance-based RSUs make up the largest potential portion of the equity grants for our Chief Executive Officer.

The following table summarizes some of the key features of our fiscal 2014 equity grants:

For our Chief Executive Officer, greater than half of his total equity awards are performance-based. Accordingly, for our Chief Executive Officer, at target, approximately 63% of his equity awards are performance-based and at maximum achievement that percentage increases to approximately 78%.

In the event of a change of control of the Company, the performance-based grants will be measured, with respect to performance periods not yet completed, by the relative stock performance of Coherent in comparison to the Russell 2000 Index through the date of the change of control and such performance-based shares would, subject to the terms of the Change of Control Severance Plan, then convert to time-based vesting with a single vesting date at the three year anniversary of the grant.

The following chart shows the aggregate composition of equity grants for fiscal 2014 to our Chief Executive Officer assuming the maximum achievement under the performance-based grants:

COMPENSATION DISCUSSION AND ANALYSIS

The following tables reflect the equity grants to the Named Executive Officers during the first quarter of fiscal 2014:

Named Executive Officer	Time-Based RSU Grants	Performance-Based RSU Grants at Target	Performance-Based RSU Grants Range (issuance dependent upon achievement)

John Ambroseo	17,000	29,500	0 – 59,000
Helene Simonet	7,295	3,648	0 – 7,296
Mark Sobey	6,857	3,428	0 – 6,856
Paul Sechrist	5,845	2,923	0 – 5,846
Bret DiMarco	5,977	2,989	0 – 5,978

Equity Award Practices

Equity grants to our employees are driven by our annual review process. Grant guidelines are based on competitive market practices. Typically, an eligible employee is granted equity at the first committee meeting after beginning employment and may be eligible for periodic grants thereafter. Eligibility for and the size of grants are influenced by the then-current guidelines for non-executive officer grants and the individual's performance or particular requirements at the time of hire. No option grants have been made to an employee since 2010.

In fiscal 2014 the committee granted an aggregate of 305,440 shares subject to time-based and performance-based restricted stock units (at maximum), representing approximately 1.22% of Coherent's outstanding common stock as of September 27, 2014 (excluding automatic and initial grants to directors). With the assistance of Compensia, the committee has reviewed this burn rate relative to peer practices and guidance from Institutional Shareholder Services (ISS) and found that the total dilution was consistent with the median of peer practices and complied with ISS guidelines.

During fiscal 2014 equity grants were only made at meetings of the committee.

Chief Executive Officer Minimum Stock Ownership Guidelines

During fiscal 2012, the committee adopted mandatory stock ownership guidelines for our Chief Executive Officer. Our guidelines require that the Chief Executive Officer hold shares with a value of at least three times base salary, without counting vested or unvested option grants or unvested grants of RSUs. Compliance is measured as of the date of each year's annual meeting based on the stock price of the shares as of the date of their acquisition. In the event that our Chief Executive Officer does not satisfy the minimum requirements, then 25% of the net after-tax shares (e.g. exercised options/shares received on the vesting of RSUs) must be held until the guidelines are met. As of December 31, 2014, Mr. Ambroseo held stock worth approximately 12 times his base salary and, accordingly, significantly exceeded the minimum stock ownership guideline.

Other Benefits

Retirement Plans

Executive officers are eligible to participate in our 401(k) Retirement Plan on the same terms as all other U.S. employees, including a 4% Company matching contribution. Our 401(k) Retirement Plan is a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the Named Executive Officers).

We maintain a Deferred Compensation Plan for certain employees and members of the Board. The Deferred Compensation Plan permits eligible participants to defer receipt of compensation pursuant to the terms of the plan. The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to 75% of their base salary earnings, up to 100% of their bonus pay and commissions and up to 100% of directors' annual retainer earned in the upcoming plan year. We provide no matching or other additional contributions to such Deferred Compensation Plan. Plan participants may invest deferrals in a variety of different deemed investment options. To preserve the tax-deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be "deemed investments." Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant's deferral account over time.

The committee considers the Deferred Compensation Plan to be a reasonable and appropriate program because it promotes executive officer retention by offering a deferred compensation plan that is comparable to and competitive with what is offered by our peer group of companies.

Employee Stock Purchase Plan

Our stockholders have approved an employee stock purchase plan whereby employees can purchase shares for a discount, subject to various participation limitations. As employees, our Named Executive Officers are eligible to participate in this plan.

Severance and Change of Control Arrangements

Our Change of Control Severance Plan (the "Change of Control Plan") provides certain benefits in the event of a change of control of Coherent for certain executives, including each of our Named Executive Officers. Benefits are provided if there is a change in ownership of Coherent, a change in effective control of Coherent, or a change in ownership of a substantial portion of Coherent's assets (in each case as construed under Section 409A of the Internal Revenue Code and the regulations thereunder)(a "change of control") and within two years thereafter (or within two months prior thereto) the participant's employment is terminated without cause or is voluntarily terminated following a constructive termination event. The committee believes the Change of Control Plan serves as an important retention tool in the event of a pending change of control transaction.

COMPENSATION DISCUSSION AND ANALYSIS

The committee reviews the provisions of the Change of Control Plan at a minimum every two years at or immediately prior to the termination of the plan. The committee believes that reviewing the Change of Control Plan every two years allows for the right balance in providing certainty for the participants while providing the committee with the opportunity to revise the plan consistent with corporate governance best practices, evolving peer group practices and regulatory changes.

The committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs. These arrangements serve specific purposes unrelated to the determination of the NEOs' total direct compensation for a specific year.

Tax and Accounting Considerations

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Accounting for Stock-Based Compensation—We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

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Section 162(m) of the Internal Revenue Code—This section limits the deductibility of compensation for our Chief Executive Officer and our four other most highly compensated Named Executive Officers unless the compensation is less than $1 million during any fiscal year or is "performance-based" under Section 162(m). Our 2001 Stock Plan and 2011 Plan are designed to permit option grants and certain performance-based full value awards thereunder to be fully tax-deductible. Cash compensation (including both base salary and payments under our 2014 VCP) and time-based full-value awards are not qualified as "performance-based" compensation under Section 162(m). We may from time to time pay compensation to our executive officers (including under our VCP) that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of the stockholders after taking various factors into consideration, including business conditions and the performance of such executive officer.

•
Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received "deferred compensation" that does not satisfy the requirements of Section 409A. We consider Section 409A in the design and operation of any plans.

Other Compensation Policies

To further align our executive compensation program with the interests of our stockholders, at the end of fiscal 2009, a committee of the Board approved a recoupment policy. The recoupment policy provides that, in the event that there is an accounting restatement and there is a finding by the Board that such restatement was due to the gross recklessness or intentional misconduct of the Chief Executive Officer or Chief Financial Officer and it caused material noncompliance with any financial reporting requirement, then Coherent shall seek disgorgement of any portion of the bonus or other incentive or equity based compensation related to such accounting restatement received by such individual during the 12-month period following the originally filed financial document. Under our Insider Trading Policy, no employees or directors are allowed to hedge or pledge Coherent securities.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, the Compensation and H.R. Committee of the Board consisted of Messrs. Vij (Chair), Flatley and Krause. None of the members of the committee has been or is an officer or employee of Coherent. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation and H.R. Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Committee Independence

Each of the members of the committee qualifies as (i) an "independent director" under the requirements of The Nasdaq Stock Market, (ii) a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934 (the "1934 Act"), (iii) an "outside director" under Section 162(m) of the Code and (iv) an "independent outside director" as that term is defined by ISS.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and H.R. Committee Report

The Compensation and H.R. Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and H.R. Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation and H.R. Committee

Sandeep Vij, Chair
Jay Flatley
L. William Krause

RECONCILIATION TABLE—NON-GAAP EARNINGS PER SHARE

	Year Ended

	September 27, 2014	September 28, 2013	September 29, 2012

GAAP NET INCOME PER DILUTED SHARE	$2.36	$2.70	$2.62
Stock based compensation	0.54	0.55	0.48
Intangible amortization	0.29	0.32	0.19
R&D tax (benefit)/expense	—	—	—
Gain on Finland dissolution	—	—	—
Scotland valuation adjustment	—	(0.06)	(0.18)
Goodwill impairment	—	—	0.18
Inventory step-up	—	0.05	—

NON-GAAP NET INCOME PER DILUTED SHARE	$3.19	$3.56	$3.28

RECONCILIATION TABLE—PRO FORMA EBITDA%

	Fiscal Year

	2014	2013	2012

NET INCOME % OF REVENUE	7.4%	8.2%	8.2%
Income tax expense (benefit)	2.5%	2.1%	3.6%
Interest and other income (expense), net	0.3%	0.5%	0.1%
Depreciation and amortization	4.6%	4.5%	3.9%
Purchase accounting step up	—%	0.2%	—%
Restructuring and one time benefits/charges	—%	—%	0.5%
Stock based compensation	2.4%	2.3%	2.1%

PRO FORMA EBITDA % OF REVENUE	17.2%	17.8%	18.4%

SUMMARY COMPENSATION AND EQUITY TABLES

Fiscal 2014 Summary Compensation Table

The table below presents information concerning the total compensation of our Named Executive Officers for the fiscal years ended September 27, 2014, September 28, 2013 and September 29, 2012.

Name and Principal Position	Fiscal Year		Salary ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

John Ambroseo,	2014	(1)	625,019	3,387,440	208,631	11,596	4,232,686
Chief Executive Officer	2013		625,019	3,293,280	214,694	33,623	4,166,616
and President	2012		625,019	3,860,280	124,629	34,591	4,644,519

Helene Simonet,	2014	(1)	405,018	758,864	94,636	13,918	1,272,436
Executive Vice President	2013		405,018	735,948	97,386	20,774	1,259.126
and Chief Financial Officer	2012		405,018	891,644	56,532	33,532	1,386,725

Mark Sobey,	2014	(1)	370,011	713,227	80,281	11,596	1,175,115
Executive Vice President	2013		360,006	691,808	80,380	12,147	1,144,341
General Manager, SLS	2012		360,006	832,201	43,071	11,852	1,247,130

Paul Sechrist,	2014	(1)	350,002	608,035	58,415	12,427	1,028,879
Executive Vice President	2013		345,194	589,604	60,113	10,822	1,005,733
Worldwide Sales, Service and Marketing	2012		325,000	713,314	32,403	12,233	1,082,950

Bret DiMarco,	2014	(1)	335,005	621,766	55,912	11,164	1,023,847
Executive Vice President	2013		335,005	492,248	57,537	12,934	897,724
and General Counsel	2012		333,985	594,429	33,400	27,543	989,357

(1)
Reflects the dollar amount of salary earned in fiscal 2014.

(2)
Amounts shown reflect the grant date fair value of awards granted in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Reflects unvested time-based and performance-based restricted stock units; there is no guaranty that the recipients will ultimately receive this amount, or any amount. No stock options were granted to the named executive officers in fiscal 2014, 2013 and 2012.

(3)
Reflects the dollar amounts earned under the Variable Compensation Plan (VCP) during fiscal 2014, 2013 and 2012.

(4)
As previously noted, effective January 1, 2011, the Compensation and H.R. Committee announced the elimination and phasing out of executive perquisites. No "perquisites" are included for any named executive officers in the summary compensation table for fiscal 2014. Executives continue to receive certain "other compensation" other than perquisites, such as the regular Company-provided employee 401(k) plan contribution match (subject to applicable IRS rule limitations). During fiscal 2014, each of the named executive officers received a 401(k) match of approximately $10,350.

Grants of Plan-Based Awards in Fiscal 2014

Except as set forth in the footnotes, the following table shows all plan-based equity and non-equity incentive awards granted to our Named Executive Officers during fiscal 2014. Our Named Executive Officers did not receive any option awards during fiscal 2014.

						Actual Payouts Under Non-Equity Incentive Plan Awards ($)(2)				All Other Stock Awards: # of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
											Grant Date Fair Value ($)(3)
Name	Type	Grant Date	Thresh- hold($)(1)	Target($)	Maxi- mum		Thresh- hold	Target(#)	Maxi- mum

John Ambroseo	PRSU	11/8/2013					0	29,500	59,000		$2,274,450
	RSU	11/8/2013								17,000	$1,112,990
	1st semi-annual bonus		0	312,510	625,019	208,631
	2nd semi-annual bonus		0	312,510	625,019	—
	Total		0	625,020	1,250,038	208,631

Helene Simonet	PRSU	11/8/2013					0	3,648	7,296		$281,261
	RSU	11/8/2013								7,295	$477,604
	1st semi-annual bonus		0	141,756	283,512	94,636
	2nd semi-annual bonus		0	141,756	283,512	—
	Total		0	283,512	567,024	94,636

Mark Sobey	PRSU	11/8/2013					0	3,428	6,856		$264,299
	RSU	11/8/2013								6,857	$448,928
	1st semi-annual bonus		0	120,254	240,507	80,281
	2nd semi-annual bonus		0	120,254	240,507	—
	Total		0	240,508	481,014	80,281

Paul Sechrist	PRSU	11/8/2013					0	2,923	5,846		$225,363
	RSU	11/8/2013								5,845	$382,672
	1st semi-annual bonus		0	87,501	175,001	58,415
	2nd semi-annual bonus		0	87,501	175,001	—
	Total		0	175,002	350,002	58,415

Bret DiMarco	PRSU	11/8/2013					0	2,989	5,978		$230,452
	RSU	11/8/2013								5,977	$391,314
	1st semi-annual bonus		0	83,751	167,502	55,912
	2nd semi-annual bonus		0	83,751	167,502	—
	Total		0	167,502	335,004	55,912

(1)
Failure to meet a minimum level of performance would have resulted in no bonus paid out under the 2014 VCP.

(2)
Reflects the amount earned under the 2014 VCP during fiscal 2014.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2014 in accordance with ASC 718, and includes grants made in fiscal 2014. The assumptions used in the valuation of these awards are set forth in Note 12 "Employee Stock Award, Option and Benefits Plans" of the Financial Statements in the Annual Report on Form 10-K. For informational purposes, if the maximum level of performance for the PRSU awards was achieved, the value, calculated by multiplying the closing price of the Company's common stock on the date of grant by the number of shares issuable upon achievement of the maximum level of performance under the PRSU, is $3,862,730, $477,669, $448,862, $382,738 and $391,380, for Mr. Ambroseo, Ms. Simonet, Mr. Sobey. Mr. Sechrist and Mr. DiMarco, respectively. These amounts do not correspond to the actual value, if any, that will be recognized by the Named Executive Officers. See "Compensation Discussion and Analysis-Equity Awards" for a description of the PRSUs.

Option Exercises and Stock Vested at 2014 Fiscal Year-End

The table below sets forth certain information for each Named Executive Officer regarding the exercise of options and the vesting of stock awards during the year ended September 27, 2014, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John Ambroseo	100,200	4,034,583	42,332	2,860,343
Helene Simonet	—	—	15,575	1,043,369
Mark Sobey	4,000	153,067	14,556	975,079
Paul Sechrist	10,000	397,680	12,063	792,048
Bret DiMarco	—	—	10,382	695,486

(1)
Reflects the difference between the exercise price of the option and market price of our Common Stock on the exercise date.

(2)
Reflects the market price of our Common Stock on the vesting date.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table presents information concerning unexercised options and stock that has not yet vested for each Named Executive Officer outstanding as of September 27, 2014.

										Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
		Option Awards				Stock Awards		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)
Name	Grant Date	Number of Securities Underlying Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

John Ambroseo	11/8/2013	—	—	—	—	—		59,000	(4)	3,713,460
	11/8/2013	—	—	—	—	17,000	1,069,980	—		—
	11/14/2012	—	—	—	—	—	—	94,000	(3)	5,916,360
	11/14/2012	—	—	—	—	12,000	755,280	—		—
	11/8/2011	—	—	—	—	—		72,000	(2)	4,531,680

Helene Simonet	11/8/2013	—	—	—	—	—	—	7,296	(4)	459,210
	11/8/2013	—	—	—	—	7,295	459,147	—		—
	11/14/2012	—	—	—	—	—	—	11,000	(3)	692,340
	11/14/2012	—	—	—	—	5,550	349,317	—		—
	11/8/2011	—	—	—	—	—	—	9,900	(2)	623,106

Mark Sobey	11/8/2013	—	—	—	—	—	—	6,856	(4)	431,517
	11/8/2013	—	—	—	—	6,857	431,580	—		—
	11/14/2012	—	—	—	—	—	—	10,400	(3)	654,576
	11/14/2012	—	—	—	—	5,200	327,288	—		—
	11/8/2011	—	—	—	—	—	—	9,240	(2)	581,566

Paul Sechrist	11/8/2013	—	—	—	—	—	—	5,846	(4)	367,947
	11/8/2013	—	—	—	—	5,845	367,884
	11/14/2012	—	—	—	—	—	—	8,800	(3)	553,872
	11/14/2012	—	—	—	—	4,450	280,083	—		—
	11/8/2011	—	—	—	—	—	—	7,920	(2)	498,485
	11/20/2009	8,000	—	26.16	11/20/2016	—	—	—		—

Bret DiMarco	11/8/2013	—	—	—	—	—	—	5,978	(4)	376,255
	11/8/2013	—	—	—	—	5,977	376,192	—		—
	11/14/2012	—	—	—	—	—	—	7,400	(3)	465,756
	11/14/2012	—	—	—	—	3,700	232,878	—		—
	11/8/2011	—	—	—	—	—	—	6,600	(2)	415,404

(1)
Market value is determined by multiplying the number of shares by $62.94, the closing price of the Company's common stock on September 26, 2014, the last trading date of the fiscal year.

(2)
The performance-based RSU vesting determination date was November 7, 2014. The performance based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 200%.

(3)
The performance-based RSU vesting determination date is November 14, 2015. The performance based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 200%.

(4)
The performance-based RSU vesting determination date is November 8, 2016. The performance based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 200%.

Fiscal 2014 Non-Qualified Deferred Compensation

For a description of our Deferred Compensation Plan, see "Compensation Discussion and Analysis-Retirement Plans." The following table presents information regarding the non-qualified deferred compensation activity for each Named Executive Officer during fiscal 2014:

Name	Executive Contributions in last FY ($)(1)	Executive Deferrals including Company Contribution in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

John Ambroseo	206,006	—	—	708,774	—	7,931,197
SRP(4)	—	—	—	140,421	—	1,531,403
Helene Simonet	52,075	—	—	89,825	—	1,077,356
SRP(4)	—	—	—	15,190	—	158,121
Paul Sechrist	75,180	—	—	72,462	—	825,469
SRP(4)	—	—	—	26,583	—	207,757
Mark Sobey	30,745	—	—	10,946	—	121,068
Bret DiMarco	—	—	—	7,940	—	78,126

(1)
Amounts in the column "Executive Contributions in Last FY ($)" consist of salary and/or bonus earned during fiscal 2014, which is also reported in the Summary Compensation Table.

(2)
Deferred Compensation company contributions were terminated on December 31, 2010.

(3)
The deferred compensation in a participant's account is fully vested and is credited with positive or negative investment results based upon plan investment options selected by the participant.

(4)
Amounts represent account balances and earnings from the Supplementary Retirement Plan (SRP) which was suspended on December 31, 2004. Deferrals (both executive and company) into this plan have been suspended. The Deferred Compensation Plan is the only non-qualified deferred compensation plan available for executive management.

Potential Payments upon Termination or Change of Control

The following table shows the potential payments and benefits that we (or our successor) would be obligated to make or provide upon termination of employment of each of our Named Executive Officers pursuant to the terms of the Change of Control Severance Plan. Other than this plan, there are no other executive employment agreements or other contractual obligations triggered upon a change of control. For purposes of this table, it is assumed that each Named Executive Officer's employment terminated at the close of business on September 26, 2014 (the last business day before the end of our fiscal year end on September 27, 2014). These payments are conditioned upon the execution of a form release of claims by the Named Executive Officer in favor of us. The amounts reported below do not include the nonqualified deferred compensation distributions that would be made to the Named Executive Officers following a termination of employment (for those amounts and descriptions, see the prior table). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. These are aggregate payments and do not reflect such individual's net after tax benefit. No officer is entitled to any "gross up" to offset the impact of IRS Code Section 280G.

Named Executive Officer	Multiplier for Base Salary and Bonus	Nature of Benefit	Termination for Cause	Any Other Termination ($)

John Ambroseo	2.99X	Salary Severance	—	1,868,807
		Bonus Severance	—	1,868,807
		Equity Compensation Acceleration(1)	—	15,986,760
		Aggregate Healthcare Related Monthly Payment(2)	—	99,000
		TOTAL BENEFIT		19,823,374

Helene Simonet	2X	Salary Severance	—	810,036
		Bonus Severance	—	567,025
		Equity Compensation Acceleration(1)	—	2,583,121
		Aggregate Healthcare Related Monthly Payment(2)	—	66,000
		TOTAL BENEFIT		4,026,182

Mark Sobey	2X	Salary Severance	—	740,022
		Bonus Severance	—	481,015
		Equity Compensation Acceleration(1)	—	2,426,526
		Aggregate Healthcare Related Monthly Payment(2)	—	66,000
		TOTAL BENEFIT		3,713,563

Paul Sechrist	2X	Salary Severance	—	700,004
		Bonus Severance	—	350,002
		Equity Compensation Acceleration(1)	—	2,068,271
		Aggregate Healthcare Related Monthly Payment(2)	—	66,000
		TOTAL BENEFIT		3,184,277

Bret DiMarco	2X	Salary Severance	—	670,010
		Bonus Severance	—	335,005
		Equity Compensation Acceleration(1)	—	1,866,486
		Aggregate Healthcare Related Monthly Payment(2)	—	66,000
		TOTAL BENEFIT		2,937,501

(1)
Equity Compensation Acceleration is the in-the-money value of unvested stock options, time-based restricted stock units and performance-based restricted stock units, in each case as of September 26, 2014 at the closing stock price on that date ($62.94). The value of accelerated stock options, if any, are thus calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price and the closing stock price on September 26, 2014; the value of accelerated restricted stock is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on September 26, 2014. This assumes immediate release and vesting of the performance-based restricted stock units at the maximum, or 200% of target, achievement. The amounts reflected for Equity Compensation Acceleration do not reflect any applicable taxes, just gross proceeds. Since the table assumes a triggering event on September 26, 2014, only those unvested stock options and RSU grants outstanding as of that date are included in the table.

(2)
Aggregate Monthly Payment is a monthly payment of $2,750 in lieu of receiving company subsidized COBRA benefits, life insurance premiums and/or other welfare benefits, 36 months for the Chief Executive Officer and 24 months for the other named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 27, 2014 about the Company's equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	726,654	(2)	$29.20	6,540,269	(3)
Equity compensation plans not approved by security holders	—		—	—

TOTAL	726,654		$29.20	6,540,269

(1)
These weighted average exercise prices do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs.

(2)
This number does not include any options which may be assumed by us through mergers or acquisitions, however, we do have the authority, if necessary, to reserve additional shares of common stock under these plans to the extent necessary for assuming such options.

(3)
This number of shares includes 793,904 shares of common stock reserved for future issuance under the Employee Stock Purchase Plan and 5,746,365 shares reserved for future issuance under the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions. Additionally, from time to time the Board may directly consider these transactions. For purposes of these procedures, the individuals and entities that are considered "related persons" include:

•
Any of our directors, nominees for director and executive officers;

•
Any person known to be the beneficial owner of five percent or more of our common stock (a "5% Stockholder"); and

•
Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

Related Person Transactions

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements and reports, as well as the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee met eleven (11) times either in person or by telephone during fiscal 2014. In the course of these meetings, the Audit Committee met with management, the internal auditors and our independent registered public accounting firm and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Audit Committee's oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent auditors, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to our financial reporting and internal controls. These questions include:

•
Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements;

•
Based on the auditors' experience, and their knowledge of our business, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements;

•
Based on the auditors' experience, and their knowledge of our business, have we implemented internal controls and internal audit procedures that are appropriate for our business.

The Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014 and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans. In approving Deloitte & Touche LLP, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to us. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and it received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with Audit Committee concerning independence and has discussed Deloitte & Touche LLP's independence with Deloitte & Touche LLP.

Management has reviewed and discussed the audited financial statements for fiscal 2014 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 27, 2014, for filing with the SEC.

Respectively submitted by the Audit Committee

Susan James, Chair
Garry Rogerson
Steve Skaggs

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board may recommend.

Dated: January 29, 2015
By Order of the Board of Directors

John R. Ambroseo President and Chief Executive Officer

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M81151-P58094 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY COHERENT, INC. 1. Election of Directors 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2015. 3. Advisory vote to approve executive officer compensation. 4. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof. 1.1. John R. Ambroseo 1.2. Jay T. Flatley 1.3. Susan M. James 1.4. L. William Krause 1.5. Garry W. Rogerson 1.6. Steve Skaggs 1.7. Sandeep Vij The Board of Directors recommends you vote FOR the following proposals: Please indicate if you plan to attend this meeting. (This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) Stockholders of record at the close of business on January 13, 2015 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or vote by telephone or via the Internet. Any stockholder attending the meeting may vote in person, even if he or she has returned a proxy. For Against Abstain Yes No For Against Abstain Nominees: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. M81152-P58094 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COHERENT, INC. ANNUAL MEETING OF STOCKHOLDERS The undersigned, stockholder of COHERENT, INC., a Delaware Corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 29, 2015, and hereby appoints John R. Ambroseo and Helene Simonet, and each of them, proxies and attorneys-in-fact, with full power to each substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of COHERENT, INC. to be held on March 4, 2015 at 8:00 a.m., local time, at the Crowne Plaza Hotel, 4290 El Camino Real, Palo Alto, CA 94306, and at any adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF THE DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SET FORTH IN PROPOSAL TWO, (3) FOR THE APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION AS SET FORTH IN PROPOSAL THREE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF. SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE SEE REVERSE SIDE THIS IS YOUR PROXY YOUR VOTE IS IMPORTANT COHERENT, INC.